Exhibit 10.6
SECOND AMENDMENT TO THE
KEY OFFICER COMPENSATION AGREEMENT
     This AMENDMENT to the Key Officer Compensation Agreement by and between Georgia Bank & Trust Company of Augusta, a bank organized and existing under the laws of the State of Georgia (the “Bank”), and Ronald L. Thigpen, an executive of the Bank (the “Executive”), is entered into by the parties thereto on this 31st day of December, 2008.
WITNESSETH
     WHEREAS, the parties entered into that certain Key Officer Compensation Agreement dated October 15, 2003 (the “Agreement”); and
     WHEREAS, the parties now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations issued thereunder.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree, effective as of January 1, 2009, to amend the Agreement as follows:
     1. By adding the following new sentence to the end of the first paragraph of Section 4.d.:
“The cash payment provided for in this Section 4.d. shall be paid by the Bank no later than (10) days after the date of the closing of the transaction effecting the change of control of the Bank.”
     2. By adding the following new sentence to the end of the second paragraph of Section 4.d.:
“Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Bank to the Executive or to the applicable taxing authorities on or before the date on which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits or is required to remit the related taxes (however, this period is by no means an outside payment date nor does it diminish the Executive’s right to be paid promptly).”
     3. By adding the following new paragraph to the end of Section 5:
     “All taxable reimbursements and in-kind benefits provided by the Bank shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by the Executive during the term of this Agreement; (ii) any in-kind benefits must be provided by the Bank during the term of this Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iv) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (v) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
     4. By deleting the second sentence of Section 6.c. in its entirety and substituting therefor the following:
“Additionally, the Bank shall continue to provide, at its expense, medical coverage for the Executive and his family for a period equal to the shorter of: (i) two (2) years or the remaining term of this Agreement, whichever is greater; or (ii) the period for which Executive (and his eligible dependents, if applicable) are eligible for COBRA continuation coverage.”
     5. By deleting Section 6.d. in its entirety and substituting therefor the following:
“d.	Optional Termination (‘Change of Control’). In the event that 50% of the issued and outstanding shares of the Bank or its parent, GBFC, excluding the shares set aside pursuant to an incentive stock option plan, are acquired by any one entity or person, or group of persons or entities acting in concert which are not shareholders on the effective date of this Agreement, the Executive shall have certain rights, as follows. If the Executive is required by the Bank, its successor or the successor to GBFC to (i) relocate to a geographical area more than thirty-five (35) miles from 3530 Wheeler Road, Augusta, Georgia; (ii) accept a reduction in the Executive’s Base Salary or Annual Incentive Compensation below a rate in effect on the effective date of such change of control (the ‘Take Over Date’); or (iii) perform duties and occupy a position other than described in Section 2 above, the Executive may terminate his employment and the Bank, its successor or the successor to GBFC shall pay the Executive the sum of his Base Salary (at the monthly rate in effect on the Take Over Date) and one-twelfth of his Annual Incentive Compensation (based on the percentage of Base Salary payable for meeting target performance goals for the Bank’s fiscal year in which the termination occurs) for a period equal to two (2) years or the remaining term of this Agreement, whichever is greater, which amount shall be paid to the Executive in consecutive monthly installments commencing on the 1st day of the month following the termination of employment. Additionally, the Bank, its successor or the successor to GBFC shall continue to pay medical insurance benefits then in force for the Executive and his family for a period equal to the shorter of: (i) two (2) years or the remaining term of this Agreement, whichever is greater; or (ii) the period for which Executive (and his eligible dependents, if applicable) are eligible for COBRA continuation coverage. In the event the Executive subsequently obtains medical insurance benefits through other employment during the period that such benefits are provided by the Bank, its successor or the successor to GBFC under this Section 6.d., the Bank, its successor or the successor to GBFC, as applicable, shall be relieved of its obligations to pay for medical insurance for the Executive and his family.”
     6. By adding the following new Section 6.e.:
“e.	Separation from Service. With respect to the Executive’s employment pursuant to this Agreement, references to the terms ‘discharge,’ ‘discharged,’ ‘terminate,’ ‘terminated,’ ‘termination,’ or similar terms hereunder shall mean a ‘separation from service’ within the meaning of Treasury Regulations Section 1.409A-1(h).”
     7. By adding the following new Section 6.f.:
“f.	Six-Month Delay for a Specified Employee. Notwithstanding any provision in the Agreement to the contrary, if the Executive is a ‘specified employee’ within the meaning of Code Section 409A on the date of his termination of employment, then such portion of the payments provided for in this Agreement that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment.”
     Except as provided herein, the terms of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Bank and the Executive have each executed and delivered this Amendment as of the date first above written.

GEORGIA BANK & TRUST COMPANY OF AUGUSTA
By:	/s/ R. Daniel Blanton
	Name:	R. Daniel Blanton
	Title:	President and CEO

EXECUTIVE:
By:	/s/ Ronald L. Thigpen

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